Exhibit 23.1

Consent of Independent Certified Public Accountant

We consent to the use in the Registration Statement on Form SB-2 of our report dated December 12, 2005 relating to the financial statements of Getting Ready Corporation (A Development Stage Enterprise), and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/Pender Newkirk & Company LLP
Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida
March 20, 2006